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News Release
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Media Contact:               Clarence Ehlers
                             (219) 273-7327

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158



                      NATIONAL STEEL PRICES BOND OFFERING


Mishawaka, IN, March 3, 1999-- National Steel Corporation (NYSE: NS) today announced that it has priced an offering of $225 million principal amount of ten-year First Mortgage Bonds, an increase from the previously contemplated offering of $175 million. The bonds will have a coupon of 9.875%. Proceeds from the offering will be used to finance a new coating line that is currently under construction at the Company's Great Lakes division and for general corporate purposes.

The new First Mortgage Bonds have not been registered under the Securities Act of 1933 pursuant to an exemption from the registration requirements of the Act and may not be offered or sold in the United States absent registration or an available exemption from registration requirements.

Headquartered in Mishawaka, Indiana, National Steel Corporation is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat-rolled products. National Steel employs approximately 9,200 employees. Visit National Steel's website at: www.nationalsteel.com.